Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-117573-04
     $[102,596,000]
Origen Manufactured Housing Contract Trust 2006-A
Issuing Entity
Origen Residential Securities, Inc.
Depositor
Origen Financial L.L.C.
Sponsor, Originator and Servicer
Origen Servicing, Inc
Subservicer
Origen Securitization Company, LLC
Seller
Origen Manufactured Housing Contract Trust Collateralized Notes, Series 2006-A, Class A-1
Subject to Revision
Term Sheet dated August [16], 2006
This material is provided to you for information purposes only. Additional information about the securities will be contained in the final offering documents. No sale of the securities described herein may be consummated without the purchaser first having received the final offering documents. You should read the final offering documents because they contain important information.
The information herein is preliminary. The assumptions and information contained herein constitute a judgment only as of the dates specified and are subject to change. The information contained herein supersedes information contained in any prior term sheet for this transaction. The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. A final Prospectus and Prospectus Supplement may be obtained by contacting Citigroup’s Mortgage Desk at (212) 723-6325.
Citigroup Global Markets Inc. (“CGM”) is not acting as your advisor or agent. Prior to entering into any transaction, you should determine, without reliance upon CGM or its affiliates, the economic risks and merits, as well as the legal, tax and accounting characterizations and consequences of the transaction, and independently determine that you are able to assume these risks. CGM is not in the business of providing legal, tax or accounting advice, (b) there may be legal, tax or accounting risks associated with the transaction, (c) you should receive legal, tax and accounting advice from advisors with appropriate expertise to assess relevant risks, and (d) you should apprise senior management in your organization as to the legal, tax and accounting advice (and, if applicable, risks) associated with this transaction and CGM’s disclaimers as to these matters.

IMPORTANT NOTICE REGARDING THE CONDITIONS
FOR THIS OFFERING OF COLLATERALIZED NOTES
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-666-2388, Ext 9519.
This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.
The information in this free writing prospectus is preliminary and is subject to completion or change.
The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes similar information contained in any prior free writing prospectus relating to these securities.
This free writing prospectus does not constitute an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.
The securities referred to in this free writing prospectus are being offered when, as and if issued. The issuer is not obligated to issue such securities or any similar security and our obligation to deliver such security is subject to the terms and conditions of our underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the asset pool backing them, may change (due, among other things, to the possibility that assets comprising the pool may become delinquent or defaulted or may be removed or replaced and that similar or different assets may be added to the pool, and that one or more classes or securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in this free writing prospectus. Our obligation to sell securities to you is conditioned on the assets and securities having the characteristics described in this free writing prospectus. If for any reason we do not deliver such securities, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.
IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS
Any legends, disclaimers or other notices that may appear with this communication to which this free writing prospectus is attached relating to:
(1)	these materials not constituting an offer (or a solicitation of an offer),

(2)	no representation that these materials are accurate or complete and may not be updated, or

(3)	these materials possibly being confidential
are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

The Contract Pool
The following tables and statistics relate to a representative pool of contracts as of July 1, 2006. The Sponsor’s contract production for July 2006 will be added to the final pool (to the extent it qualifies for inclusion) and the information provided below does not reflect the inclusion of these additional contracts.
Summary of Contracts

Statistical Cut-Off Date:	July 1, 2006
Number of Initial Contracts:	3,608
Aggregate Principal Balance	$200,691,882.99

States with more than 5% of the contracts, by principal balance:	California: 45.67%
Texas: 6.40%
New York: 5.60%

Percentage of New / Percentage of Used:	57.97% / 42.03%
Weighted Average Original LTV *:	81.78%
Original LTV Ratio Range *:	5.78% to 100.00%
Weighted Average Original LTI:	123.20%
Current Principal Balance Range:	$4,080.91 to $286,861.33
Average Current Principal Balance:	$55,624.14
Contract Rates Range:	4.250% to 16.000%
Weighted Average Contract Rate:	9.376%
Weighted Average Remaining Term to Stated Maturity:	231 months
Remaining Term to Stated Maturity Range:	23 months to 360 months
Weighted Average Original Months to Maturity:	239 months
Original Months to Maturity Range:	60 months to 360 months
Latest Maturity Date:	October 1, 2036
Weighted Average Credit Score **:	720

*	Weighted average and range for which loan-to-value ratios were calculated

**	Where credit scores are available

Geographical Distribution of Contract Obligors

			% of Contract Pool
	Number of	Aggregate Principal	by Outstanding
	Contracts as of	Balance Outstanding	Principal Balance as
	Statistical	as of Statistical	of Statistical
States	Calculation Date	Calculation Date	Calculation Date
Alabama	106	$4,338,909.24	2.16%
Arizona	102	5,823,730.83	2.90
Arkansas	46	2,045,311.93	1.02
California	1,104	91,654,997.75	45.67
Colorado	44	2,458,094.30	1.22
Delaware	8	593,134.35	0.30
Florida	179	8,927,320.91	4.45
Georgia	80	3,509,547.55	1.75
Idaho	26	832,329.56	0.41
Illinois	14	480,015.04	0.24
Indiana	47	1,900,034.11	0.95
Iowa	12	402,618.21	0.20
Kansas	34	1,253,438.07	0.62
Kentucky	53	2,723,055.39	1.36
Louisiana	68	2,853,136.89	1.42
Maine	2	158,470.54	0.08
Maryland	21	1,018,196.29	0.51
Massachusetts	2	108,331.75	0.05
Michigan	215	6,601,489.31	3.29
Minnesota	54	1,958,834.17	0.98
Mississippi	94	3,894,928.34	1.94
Missouri	23	794,289.40	0.40
Montana	23	941,596.24	0.47
Nevada	15	653,543.65	0.33
New Hampshire	2	85,940.51	0.04
New Mexico	41	1,962,039.56	0.98
New York	216	11,240,421.61	5.60
North Carolina	68	2,752,245.50	1.37
North Dakota	3	122,033.98	0.06
Ohio	77	3,171,542.09	1.58
Oklahoma	64	2,572,790.41	1.28
Oregon	98	3,780,716.69	1.88
Pennsylvania	82	4,129,926.62	2.06
South Carolina	79	3,611,017.63	1.80
South Dakota	3	101,052.68	0.05
Tennessee	29	1,116,470.04	0.56
Texas	319	12,842,619.11	6.40
Utah	16	616,495.30	0.31
Vermont	1	95,490.54	0.05
Virginia	25	1,386,026.72	0.69
Washington	66	3,059,384.50	1.52
West Virginia	29	1,228,944.21	0.61
Wisconsin	5	168,868.91	0.08
Wyoming	13	722,502.56	0.36
Total	3,608	$200,691,882.99	100.00%

Year of Origination of Contracts

			% of Contract
		Aggregate Principal	Pool by
	Number of	Balance	Outstanding
	Contracts as of	Outstanding as of	Principal Balance
	Statistical	Statistical	as of Statistical
Year of Origination	Calculation Date	Calculation Date	Calculation Date
1997	5	$109,657.91	0.05%
1998	34	979,296.79	0.49
1999	218	7,599,578.43	3.79
2000	22	843,529.34	0.42
2002	9	441,904.85	0.22
2003	39	2,832,790.40	1.41
2004	68	4,896,835.09	2.44
2005	956	54,125,774.72	26.97
2006	2,257	128,862,515.46	64.21
Total	3,608	$200,691,882.99	100.00%

Distribution of Original Contract Amounts

			% of Contract
		Aggregate Principal	Pool by
	Number of	Balance	Outstanding
	Contracts as of	Outstanding as of	Principal Balance
Range of Original Contract	Statistical	Statistical	as of Statistical
Amounts (in Dollars)	Calculation Date	Calculation Date	Calculation Date
Less than $10,000.01	17	$144,647.84	0.07%
$10,000.01 to $20,000.00	320	4,677,963.65	2.33
$20,000.01 to $30,000.00	458	11,307,501.03	5.63
$30,000.01 to $40,000.00	629	21,487,045.94	10.71
$40,000.01 to $50,000.00	469	20,656,571.62	10.29
$50,000.01 to $60,000.00	438	23,585,081.58	11.75
$60,000.01 to $70,000.00	318	20,329,616.04	10.13
$70,000.01 to $80,000.00	246	18,251,194.75	9.09
$80,000.01 to $90,000.00	170	14,296,700.66	7.12
$90,000.01 to $100,000.00	142	13,418,968.85	6.69
$100,000.01 to $110,000.00	100	10,298,869.65	5.13
$110,000.01 to $120,000.00	80	9,153,438.47	4.56
$120,000.01 to $130,000.00	60	7,431,374.81	3.70
$130,000.01 to $140,000.00	47	6,329,945.43	3.15
$140,000.01 to $150,000.00	30	4,314,860.47	2.15
$150,000.01 to $160,000.00	28	4,265,870.66	2.13
$160,000.01 or greater	56	10,742,231.54	5.35
Total	3,608	$200,691,882.99	100.00%

The largest original contract amount is $288,000.00, which represents 0.14% of the aggregate principal balance of the contracts as of the statistical calculation date.

Distribution of Remaining Amounts for Contracts

			% of Contract
		Aggregate Principal	Pool by
	Number of	Balance	Outstanding
	Contracts as of	Outstanding as of	Principal Balance
Range of Remaining Contract	Statistical	Statistical	as of Statistical
Amounts (in Dollars)	Calculation Date	Calculation Date	Calculation Date
Less than $10,000.01	46	$369,974.70	0.18%
$10,000.01 to $20,000.00	322	5,013,163.61	2.50
$20,000.01 to $30,000.00	478	12,165,256.50	6.06
$30,000.01 to $40,000.00	627	21,848,662.25	10.89
$40,000.01 to $50,000.00	462	20,791,790.49	10.36
$50,000.01 to $60,000.00	422	23,167,509.65	11.54
$60,000.01 to $70,000.00	312	20,165,929.43	10.05
$70,000.01 to $80,000.00	239	17,886,103.84	8.91
$80,000.01 to $90,000.00	162	13,709,563.09	6.83
$90,000.01 to $100,000.00	150	14,250,830.35	7.10
$100,000.01 to $110,000.00	90	9,407,006.56	4.69
$110,000.01 to $120,000.00	86	9,899,717.58	4.93
$120,000.01 to $130,000.00	54	6,737,884.50	3.36
$130,000.01 to $140,000.00	45	6,094,837.79	3.04
$140,000.01 to $150,000.00	34	4,922,416.77	2.45
$150,000.01 to $160,000.00	24	3,678,822.77	1.83
$160,000.01 or greater	55	10,582,413.11	5.27
Total	3,608	$200,691,882.99	100.00%

The average outstanding principal balance of the contracts included in the statistical pool, as of the statistical calculation date, was $55,624.14 and the outstanding principal balances of the contracts included in the statistical pool ranged from $4,080.91to $286,861.33 as of the statistical calculation date.

Distribution of Original Loan-to-Value Ratios of Contracts

			% of Contract
			Pool by
	Number of		Outstanding
	Contracts as of	Aggregate Principal	Principal
	Statistical	Balance Outstanding	Balance as
	Calculation	as of Statistical	of Statistical
Range of Original Loan-to-Value Ratios	Date	Calculation Date	Calculation Date
Not Calculated(1)	300	$14,177,253.22	7.06%
5.01% to 10.00%	1	10,854.85	0.01
10.01% to 15.00%	3	65,555.42	0.03
15.01% to 20.00%	14	364,904.04	0.18
20.01% to 25.00%	8	182,679.68	0.09
25.01% to 30.00%	18	640,697.16	0.32
30.01% to 35.00%	35	1,394,654.24	0.69
35.01% to 40.00%	35	1,597,544.41	0.80
40.01% to 45.00%	28	1,186,559.71	0.59
45.01% to 50.00%	59	2,691,327.33	1.34
50.01% to 55.00%	71	3,905,082.50	1.95
55.01% to 60.00%	104	5,243,249.18	2.61
60.01% to 65.00%	94	5,453,904.84	2.72
65.01% to 70.00%	101	6,183,846.20	3.08
70.01% to 75.00%	156	9,789,785.74	4.88
75.01% to 80.00%	481	28,772,610.18	14.34
80.01% to 85.00%	577	27,284,361.74	13.60
85.01% to 90.00%	899	54,955,646.68	27.38
90.01% to 95.00%	533	31,366,646.52	15.63
95.01% to 100.00%	91	5,424,719.35	2.70
Total	3,608	$200,691,882.99	100.00%

The weighted average original loan-to-value ratio of the contracts included in the statistical pool for which loan-to-value ratios were calculated, as of the statistical calculation date, was 81.78%.

(1)	Loan-to-value ratios are not calculated for chattel-only contracts originated as part of rate and term refinancings.

Distribution of Original Loan-to-Invoice Ratios of Contracts

			% of Contract
		Aggregate Principal	Pool by
	Number of	Balance	Outstanding
	Contracts as of	Outstanding as of	Principal Balance
	Statistical	Statistical	as of Statistical
Range of Original Loan-to-Invoice Ratios	Calculation Date	Calculation Date	Calculation Date
Not Calculated(1)	1,205	$101,455,933.06	50.55%
0.00% to 0.00%	8	216,217.39	0.11
0.01% to 25.00%	2	35,692.28	0.02
25.01% to 50.00%	60	1,238,136.95	0.62
50.01% to 75.00%	230	5,782,308.19	2.88
75.01% to 100.00%	681	22,412,738.95	11.17
100.01% to 110.00%	164	5,678,928.82	2.83
110.01% to 120.00%	195	8,438,791.08	4.20
120.01% to 130.00%	237	11,828,079.64	5.89
130.01% to 140.00%	240	12,176,762.45	6.07
140.01% to 150.00%	205	11,206,071.93	5.58
150.01% to 160.00%	154	7,914,396.87	3.94
160.01% to 170.00%	99	5,360,682.72	2.67
170.01% to 180.00%	54	2,933,099.28	1.46
180.01% to 190.00%	43	2,179,662.23	1.09
190.01% to 200.00%	18	1,125,002.90	0.56
200.01% to 210.00%	10	567,048.37	0.28
210.01% to 220.00%	1	39,046.11	0.02
220.01% to 230.00%	1	67,832.90	0.03
230.01% to 240.00%	1	35,450.87	0.02
Total	3,608	$200,691,882.99	100.00%

(1)	Contracts for which loan-to-invoice ratios are not calculated consist of contracts for which the loan amounts are determined based on appraisals, including land home contracts and contracts originated under the Comparable Appraisal Program.
The weighted average original ratio of loan amounts to manufacturer’s invoice price for the related manufactured homes, for the contracts included in the statistical pool for which loan-to-invoice ratios were calculated, as of the statistical calculation date, was 123.20%.

Current Contract Rate for Contracts

			% of
			Contract Pool
			by
			Outstanding
	Number of		Principal
	Contracts as		Balance as of
	of Statistical	Aggregate Principal	Statistical
	Calculation	Balance Outstanding as of	Calculation
Range of Contract Rates	Date	Statistical Calculation Date	Date
4.000% to 4.999%	1	$34,253.74	0.02%
5.000% to 5.999%	21	1,596,358.07	0.80
6.000% to 6.999%	70	5,972,032.93	2.98
7.000% to 7.999%	246	17,450,955.46	8.70
8.000% to 8.999%	682	45,568,543.47	22.71
9.000% to 9.999%	1,083	64,927,267.09	32.35
10.000% to 10.999%	827	39,703,360.52	19.78
11.000% to 11.999%	416	16,466,978.48	8.21
12.000% to 12.999%	186	7,033,812.38	3.50
13.000% to 13.999%	61	1,647,947.58	0.82
14.000% to 14.999%	12	258,380.57	0.13
15.000% to 15.999%	2	24,562.78	0.01
16.000% to 16.999%	1	7,429.91	0.00
Total	3,608	$200,691,882.99	100.00%

The contract rate on the contracts included in the statistical pool ranged from 4.250% to 16.000% with a weighted average of approximately 9.376%.
Original Months to Maturity of Contracts

			% of Contract
		Aggregate Principal	Pool by
	Number of	Balance	Outstanding
	Contracts as of	Outstanding as of	Principal Balance
Range of Original Months	Statistical	Statistical	as of Statistical
to Maturity	Calculation Date	Calculation Date	Calculation Date
60 to 60	6	$94,054.96	0.05%
61 to 90	58	926,434.66	0.46
91 to 120	279	6,599,229.26	3.29
121 to 150	75	2,388,668.45	1.19
151 to 180	754	26,211,779.70	13.06
181 to 210	219	16,494,145.65	8.22
211 to 240	1,727	113,640,797.51	56.62
241 to 270	23	1,482,439.86	0.74
271 to 300	154	6,870,161.54	3.42
331 to 360	313	25,984,171.40	12.95
Total	3,608	$200,691,882.99	100.00%

Remaining Months to Maturity of Contracts

			% of Contract
	Number of		Pool by
	Contracts as of	Aggregate Principal	Outstanding
	Statistical	Balance Outstanding	Principal Balance
Range of Remaining Months	Calculation	as of Statistical	as of Statistical
to Maturity	Date	Calculation Date	Calculation Date
23 to 30	2	$11,654.46	0.01%
31 to 60	20	218,873.83	0.11
61 to 90	69	1,081,103.30	0.54
91 to 120	276	6,653,526.23	3.32
121 to 150	136	4,908,712.89	2.45
151 to 180	733	26,143,387.17	13.03
181 to 210	227	16,047,645.91	8.00
211 to 240	1,777	116,188,483.63	57.89
241 to 270	29	1,394,376.27	0.69
271 to 300	94	5,161,362.39	2.57
301 to 330	22	1,502,034.16	0.75
331 to 360	223	21,380,722.75	10.65
Total	3,608	$200,691,882.99	100.00%

The contracts included in the statistical pool have remaining maturities, as of the statistical calculation date, of at least 23 months but not more than 360 months and original maturities of at least 60 months but not more than 360 months, and a weighted average remaining term to scheduled maturity, as of the statistical calculation date, of 231 months.
Unit Type

			% of Contract
		Aggregate Principal	Pool by
	Number of	Balance	Outstanding
	Contracts as of	Outstanding as of	Principal Balance
	Statistical	Statistical	as of Statistical
Unit Type	Calculation Date	Calculation Date	Calculation Date
Multi-section home	2,734	$175,816,280.64	87.61%
Single-section home	874	24,875,602.34	12.39
Total	3,608	$200,691,882.99	100.00%

Property Type

			% of Contract
		Aggregate Principal	Pool by
	Number of	Balance	Outstanding
	Contracts as of	Outstanding as of	Principal Balance
	Statistical	Statistical	as of Statistical
Property Type	Calculation Date	Calculation Date	Calculation Date
Community	1,993	$121,532,243.86	60.56%
Lease	397	17,306,307.54	8.62
Owned Land	901	46,201,568.88	23.02
Park	177	5,413,246.08	2.70
Relative Land	23	923,007.90	0.46
Other	117	9,315,508.73	4.64
Total	3,608	$200,691,882.99	100.00%

Loan Purpose

			% of Contract
		Aggregate Principal	Pool by
	Number of	Balance	Outstanding
	Contracts as of	Outstanding as of	Principal Balance
	Statistical	Statistical	as of Statistical
Loan Purpose	Calculation Date	Calculation Date	Calculation Date
Purchase of New Home	1,690	$111,897,815.36	55.76%
Purchase of Repossessed Home	58	2,365,732.16	1.18
Purchase of Used Home	1,560	72,251,082.25	36.00
Refinance	300	14,177,253.22	7.06
Total	3,608	$200,691,882.99	100.00%

Credit Score of Contracts

			% of Contract
		Aggregate Principal	Pool by
	Number of	Balance	Outstanding
	Contracts as of	Outstanding as of	Principal Balance
	Statistical	Statistical	as of Statistical
Range of Credit Scores	Calculation Date	Calculation Date	Calculation Date
N/A	48	$1,493,056.08	0.74%
451 – 500	1	31,569.54	0.02
501 – 550	28	1,009,878.30	0.50
551 – 600	88	3,473,764.83	1.73
601 – 650	377	17,709,677.04	8.82
651 – 700	899	50,155,986.69	24.99
701 – 750	1,059	61,840,776.22	30.81
751 – 800	850	50,448,029.40	25.14
801 – 850	257	14,479,499.88	7.21
851 – 863	1	49,645.01	0.02
Total	3,608	$200,691,882.99	100.00%

The contracts included in the statistical pool for which credit scores are available have a weighted average credit score of 720.

Contact Information
Citigroup
390 Greenwich Street
6th Floor
New York, NY 10013

Name	Office	Home

Mortgage Trading

Eliot Rubenzahl Director	Tel: (212) 723-6325 Fax: (212) 723-8855 Email: eliot.i.rubenzahl@citigroup.com

Phil Seares Director	Tel: (212) 723-6325 Fax: (212) 723-8855 Email: philip.seares@citigroup.com

Ted Counihan Associate	Tel: (212) 723-6325 Fax: (212) 723-8855 Email: ted.counihan@citigroup.com

Mortgage Banking

Paul Humphrey Director	Tel: (212) 723-9548 Fax: (212) 723-8603 Email: paul.g.humphrey@citigroup.com

Michael Murai Associate	Tel: (212) 723-1256 Fax: (212) 723-8603 Email: Michael.murai@citigroup.com

Kapil Dargan Analyst	Tel: (212) 723-6195 Fax: (212) 723-8603 Email: kapil.dargan@citigroup.com

Mortgage Analytics

Oleg Saitskiy Vice President (structure)	Tel: (212) 723-9026 Fax: (212) 723-8603 Email: oleg.satskiy@citigroup.com

Noel Doromal Associate (structure)	Tel: (212) 723-4589 Fax: (212) 723-8603 Email: noel.doromal@citigroup.com

Laura Darjatmoko Analyst (collateral)	Tel: (212) 723-6538 Fax: (212) 723-8603 Email:. laura.s.darjatmoko@citigroup.com

Disclaimer

Any terms set forth herein are intended for discussion purposes only and are subject to the final terms as set forth in separate definitive written agreements.
Prior to entering into any transaction contemplated hereby (a “Transaction”) you should determine, without reliance upon us or our affiliates, the economic risks and merits (and independently determine that you are able to assume these risks), as well as the legal, tax and accounting characterizations and consequences of any such Transaction. In this regard, by accepting this presentation, you acknowledge that (a) we are not in the business of providing (and you are not relying on us for) legal, tax or accounting advice, (b) there may be legal, tax or accounting risks associated with any Transaction, (c) you should receive (and rely on) separate and qualified legal, tax and accounting advice and (d) you should apprise senior management in your organization as to such legal, tax and accounting advice (and any risks associated with any Transaction) and our disclaimer as to these matters.
We are required to obtain, verify and record certain information that identifies each entity that enters into a formal business relationship with us. We will ask for your complete name, street address, and taxpayer ID number. We may also request corporate formation documents, or other forms of identification, to verify information provided.
We maintain a policy of strict compliance to the anti-tying provisions of the Bank Holding Company Act of 1956, as amended, and the regulations issued by the Federal Reserve Board implementing the anti-tying rules (collectively, the “Anti-tying Rules”). Moreover our credit policies provide that credit must be underwritten in a safe and sound manner and be consistent with Section 23B of the Federal Reserve Act and the requirements of federal law. Consistent with these requirements and our Anti-tying Policy:
?	You will not be required to accept any product or service offered by Citibank or any Citigroup affiliate as a condition to the extension of commercial loans or other products or services to you by Citibank or any of its subsidiaries, unless such a condition is permitted under an exception to the Anti-tying Rules.

?	We will not vary the price or other terms of any Citibank product or service based on the condition that you purchase any particular product or service from Citibank or any Citigroup affiliate, unless we are authorized to do so under an exception to the Anti-tying Rules.

?	We will not require you to provide property or services to Citibank or any affiliate of Citibank as a condition to the extension of a commercial loan to you by Citibank or any Citibank subsidiary, unless such a requirement is reasonably required to protect the safety and soundness of the loan.

?	We will not require you to refrain from doing business with a competitor of Citigroup or any of its affiliates as a condition to receiving a commercial loan from Citibank or any of its subsidiaries, unless the requirement is reasonably designed to ensure the soundness of the loan.
Any prices or levels contained herein are preliminary and indicative only and do not represent bids or offers. These indications are provided solely for your information and consideration, are subject to change at any time without notice and are not intended as a solicitation with respect to the purchase or sale of any instrument. The information contained in this presentation may include results of analyses from a quantitative model which represent potential future events that may or may not be realized, and is not a complete analysis of every material fact representing any product. Any estimates included herein constitute our judgment as of the date hereof and are subject to change without any notice. We and/or our affiliates may make a market in these instruments for our customers and for our own account. Accordingly, we may have a position in any such instrument at any time.
Although this material may contain publicly available information about Smith Barney equity research or Citigroup corporate bond research, Citigroup policies prohibit analysts from participating in any efforts to solicit investment banking business; accordingly, research analysts may not have any communications with companies for the purpose of soliciting investment banking business. Moreover, Citigroup policy (i) prohibits research analysts from participating in road show meetings; (ii) prohibits investment banking personnel from having any input into company-specific research coverage decisions and from directing research analysts to engage in marketing or selling efforts to investors with respect to an investment banking transaction; (iii) prohibits employees from offering, directly or indirectly, a favorable or negative research opinion or offering to change an opinion as consideration or inducement for the receipt of business or for compensation; and (iv) prohibits analysts from being compensated for specific recommendations or views contained in research reports. So as to reduce the potential for conflicts of interest, as well as to reduce any appearance of conflicts of interest, Citigroup has enacted policies and procedures designed to limit communications between its investment banking and research personnel to specifically prescribed circumstances.
© 2004 Citigroup Global Markets Inc. Member SIPC. CITIGROUP and Umbrella Device are trademarks and service marks of Citicorp or its affiliates and are used and registered throughout the world.
© 2004 Citigroup Global Markets Limited. Regulated by the Financial Services Authority. CITIGROUP and Umbrella Device are trademarks and service marks of Citicorp or its affiliates and are used and registered throughout the world.
© 2004 CITIGROUP and Umbrella Device are trademarks and service marks of Citicorp or its affiliates and are used and registered throughout the world.